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                                                                  Exhibit 23.1



                            INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Taitron Components Incorporated:

We consent to the inclusion of our report dated February 11, 1998, relating to the balance sheet of Taitron Components Incorporated as of December 31, 1997, and the related statement of earnings, shareholders equity and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in the December 31, 1998, annual report on Form 10-K of Taitron Components Incorporated. This consent should not be regarded as in any way updating the aforementioned report or representing that we performed any procedures subsequent to the date of such report.




/s/ KPMG,LLP

Los Angeles, California
March 22, 1999